Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
EnterConnect, Inc.

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated May 23, 2007, relating to the balance sheet of EnterConnect, Inc. as of March 31, 2007, and the related statements of operations, stockholders' equity, and cash flows for the period from November 13, 2006 (Inception) through March 31, 2007, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, NJ
January 22, 2008